                                   Exhibit 11
                           THE STRIDE RITE CORPORATION
                       CALCULATION OF NET INCOME PER SHARE
                For The Five Fiscal Years Ended November 28, 1997

                          Dec. 3,     Dec. 2,     Dec. 1,   Nov. 29,   Nov. 28,
                            1993        1994        1995       1996       1997
                         ---------- ---------- ----------- ---------- ----------
Calculation of shares:
Weighted average number of
  common shares
  outstanding       50,619,238  49,811,244  49,481,929    49,595,888  48,532,043

Common shares  attributable
  to assumed  exercise of
   dilutive  stock options and
  stock purchase rights using
  the treasury stock
  method               192,251      92,964     298,476       313,134     417,369
                    ----------  ----------  ----------    ----------   ---------

Average common shares and
  common equivalent shares
  outstanding       50,811,489  49,904,208  49,780,405    49,909,022  48,949,412
                    ==========  ==========  ==========    ==========  ==========

Net income (loss)
  available for common
  stock             58,291,000a $19,798,000 ($8,430,000)b $2,499,000 $19,780,000
                    ==========  =========== ============  ========== ===========

Primary and fully diluted
  net income (loss) per share
                     $1.15 a       $0.40       ($0.17)      $0.05          $0.40
                    ==========  =========== ===========   ========== ===========

a. Net income and net income per common share in 1993 included nonrecurring charges of $7,200,000 ($4,274,000, net of income taxes, or $.08 per share). Net income and net income per common share in 1993 were also reduced by the cumulative effect of change in accounting principle related to income taxes, which amounted to $2,034,000 or $.04 per share, respectively.
b. Net income (loss) and net income (loss) per common share in 1995 included nonrecurring charges of $16,573,000 ($9,972,000, net of income taxes, or $.20 per share).